CONFIDENTIAL TREATMENT REQUESTED

PURSUANT TO 17 C.F.R. Section 200.83

Exhibit 3.1

AGTM/VIERE/BLAAR/5170085/40078555N

#49377208

Execution copy

NOTE ABOUT TRANSLATION:

This document is an English translation of a deed (to be) executed in the Dutch language. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

AMENDMENT TO THE ARTICLES OF ASSOCIATION

(new name: JBS B.V.)

This seventeenth day of November two thousand twenty-two, there appeared before me, Enrik Willem Walschot, hereafter to be called “civil law notary”, as deputy of Michel Pieter van Agt, civil law notary officiating in Amsterdam, the Netherlands:

Rosemarie Louisa Blaauwendraad, born in Blaricum, the Netherlands, on the fourteenth day of September nineteen hundred ninety-two, with office address at Parnassusweg 300, 1081 LC Amsterdam, the Netherlands.

The person appearing declared the following:

on the sixteenth day of November two thousand twenty-two the general meeting of Swift Foods B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its official seat in Amsterdam, the Netherlands, and with address at Stroombaan 16, 5th floor, 1181 VX Amstelveen, the Netherlands, registered with the Dutch trade register under number 76063305 (Company), resolved to amend and completely readopt the articles of association of the Company, as well as to authorise the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a copy of a shareholder’s resolution, which shall be attached to this deed (Annex).

The articles of association of the Company were established by a notarial deed, executed on the ninth day of October two thousand nineteen before B.C. Cornelisse, civil law notary officiating in Amsterdam, the Netherlands. The articles of association of the Company have most recently been amended by a notarial deed, executed on the third day of February two thousand twenty before B.C. Cornelisse, aforementioned.

In implementing the aforementioned resolution, the articles of association of the Company are hereby amended and completely readopted as follows:

CONFIDENTIAL TREATMENT REQUESTED

PURSUANT TO 17 C.F.R. Section 200.83

ARTICLES OF ASSOCIATION:

1	Definitions

1.1	In these articles of association the following words shall have the following meanings:

Class A Common Share: an ordinary class A share in the Company’s share capital;

Class B Common Share: an ordinary class B share in the Company’s share capital;

Company Body: the Management Board or the General Meeting;

General Meeting: the general meeting of the Company;

Inability: inability (belet) as referred to in Section 2:244 paragraph 4 of the Dutch Civil Code, including the event that the relevant person claims inability for a certain period of time in writing;

in writing: by letter, telecopier, e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

Management Board: the management board of the Company;

Meeting Right: the right to attend the General Meeting and to address the meeting in person or through a representative authorised in writing, and the other rights designated by law to holders of depositary receipts of shares to which meeting right is attached;

Person with Meeting Right: a Shareholder and any usufructuary or pledgee with voting rights in respect of one (1) or more Shares or Meeting Right;

Share: a share in the Company’s share capital, unless the contrary is expressed this shall include each Class A Common Share and each Class B Common Share;

Shareholder: a holder of one (1) or more Shares.

1.2	References to Articles shall be deemed to refer to articles of these articles of association, unless the contrary is apparent.

2	Name and official seat

2.1	The Company’s name is:

JBS B.V.

2.2	The official seat of the Company is in Amsterdam, the Netherlands.

3	Objects

The objects of the Company are:

(a)	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

(b)	to finance businesses and companies;

(c)

to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

(d)	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

(e)	to grant guarantees, to bind the Company and to pledge its assets for obligations of the Company, group companies and/or third parties;

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PURSUANT TO 17 C.F.R. Section 200.83

(f)	to acquire, alienate, manage and exploit registered property and items of property in general;

(g)	to trade in currencies, securities and items of property in general;

(h)	to develop and trade in patents, trade marks, licenses, know-how and other intellectual and industrial property rights;

(i)	to perform any and all activities of an industrial, financial or commercial nature,

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

4	Capital

4.1	The Company has Class A Common Shares and Class B Common Shares.

4.2	The nominal value of each Class A Common Share equals one eurocent (EUR 0.01) and the nominal value of each Class B Common Share equals ten eurocent (EUR 0.10).

4.3	All Shares shall be registered. No share certificates shall be issued.

5	Register

5.1	The Management Board shall keep a register with the names and addresses of all Shareholders, pledgees and usufructuaries, as well as the full nominal amount paid upon each Share.

5.2

Every discharge from liability granted for payments on Shares not yet made shall be entered into the register as well. The details in the register regarding Shares not fully paid in shall be available for inspection by any person; extracts from and/or copies of these records shall be provided at no more than the actual cost.

6	Issuance of Shares

6.1	Shares shall be issued pursuant to a resolution of the General Meeting. The General Meeting may transfer this authority to the Management Board and may also revoke such transfer.

6.2	A resolution to issue Shares shall stipulate the issue price and the other conditions.

6.3

Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the limitations prescribed by law and subject to Article 6.4.

6.4	Prior to each issuance of Shares, the right of pre-emption may be limited or excluded by the Company Body competent to issue such Shares.

6.5

The provisions of this Article 6 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

6.6

The issue of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

6.7

The full nominal value of each Share must be paid in upon issuance. It may be stipulated that the nominal amount or a part thereof shall have to be paid in only after a stipulated time or after the Company has called it in. Exemption from the obligation to pay up shall only be granted in implementation of a resolution to decrease the issued capital.

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PURSUANT TO 17 C.F.R. Section 200.83

7	Own Shares and reduction of the Issued Capital

7.1

Fully paid in Shares or depositary receipts thereof shall be acquired pursuant to a resolution of the Management Board, in addition to which a resolution to acquire Shares or depositary receipts thereof for a consideration shall be subject to approval of the General Meeting. It is not permitted to acquire partly paid-up Shares or depositary receipts thereof.

7.2	The General Meeting may resolve to reduce the Company’s issued capital.

8	Transfer of Shares

8.1

The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

8.2

Unless the Company itself is party to the legal act, the rights attributable to any Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the provisions of the law.

9	No share transfer restrictions

The transferability of Shares is not limited or excluded by virtue of Section 2:195 of the Dutch Civil Code.

10	Pledge and usufruct

10.1	The provisions of Article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

10.2	The voting rights attributable to a Share may be assigned to the pledgee or the usufructuary with the approval of the General Meeting and otherwise with due observance of the provisions of the law.

10.3

Any pledgee or usufructuary with voting rights on Shares shall also have Meeting Right. Meeting Right may also be granted to the pledgee or usufructuary without voting rights on Shares with the approval of the General Meeting and otherwise with due observance of the provisions of the law.

11	Management Board members

11.1

The Management Board shall consist of one (1) or more members. The number of Management Board members shall be determined by the General Meeting. Both individuals and legal entities can be Management Board members.

11.2

Management Board members are appointed by the General Meeting. The General Meeting may designate titles to Management Board members, including but not limited to (i) CEO (chief executive officer) and (ii) CFO (chief financial officer).

11.3	A Management Board member may be suspended or dismissed by the General Meeting at any time.

11.4	The authority to establish a remuneration and other conditions of employment for Management Board members is vested in the General Meeting.

12	Duties and decision-making of the Management Board

12.1

The Management Board shall be entrusted with the management of the Company. In performing their duties the Management Board members shall act in accordance with the interests of the Company and the enterprise connected with it.

CONFIDENTIAL TREATMENT REQUESTED

PURSUANT TO 17 C.F.R. Section 200.83

12.2	All resolutions of the Management Board shall be adopted by more than half of the votes cast.

12.3	Each Management Board member may cast one (1) vote in the Management Board.

12.4	If there is a tie in voting, the decision shall be referred to the General Meeting.

12.5

Management Board resolutions may be adopted outside of a meeting, in writing or otherwise, provided that the proposal concerned is submitted to all Management Board members then in office and none of them objects to this manner of adopting resolutions.

12.6

The Management Board may establish further rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties for which each Management Board member in particular shall be responsible. The General Meeting may decide that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval.

12.7

A Management Board member shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Management Board member and the Company and the enterprise connected with it. If there is such a personal conflict of interest in respect of all Management Board members, the preceding sentence does not apply and the Management Board shall maintain its authority, without prejudice to the provisions of Article 13.2.

13	Approval of Management Board resolutions

13.1	The General Meeting may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

13.2

A resolution of the Management Board with respect to a matter involving a direct or indirect personal conflict of interest between one (1) or more Management Board members and the Company and the enterprise connected with it shall be subject to the approval of the General Meeting.

13.3	The Management Board may enter into the legal acts referred to in Section 2:204 of the Dutch Civil Code without the prior approval of the General Meeting.

13.4	The absence of approval by the General Meeting for a resolution as referred to in this Article 13 shall not affect the authority of the Management Board or its members to represent the Company.

14	Representation

14.1	The Company shall be represented by the Management Board. Two Management Board members shall also be authorised to represent the Company when acting jointly.

14.2

The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title. Such officers may be registered at the Dutch trade register, indicating the scope of their power to represent the Company.

15	Vacancy or Inability of the Management Board members

CONFIDENTIAL TREATMENT REQUESTED

PURSUANT TO 17 C.F.R. Section 200.83

15.1

If a seat is vacant on the Management Board (ontstentenis) or upon the Inability of a Management Board member, the remaining Management Board members or member shall temporarily be entrusted with the management of the Company.

15.2

If all seats on the Management Board are vacant or upon the Inability of all Management Board members or the sole Management Board member, as the case may be, the management of the Company shall temporarily be entrusted to one (1) or more persons designated for that purpose by the General Meeting.

16	Financial year and annual accounts

16.1	The Company’s financial year shall run from the first Monday following the last Sunday of December of each calendar year and shall end on the last Sunday of December of the following calendar year.

16.2

Annually, not later than five (5) months after the end of the financial year, unless by reason of special circumstances this period is extended by the General Meeting by not more than five (5) months, the Management Board shall prepare annual accounts and deposit the same for inspection by the Shareholders at the Company’s office.

16.3	Within the same period, the Management Board shall also deposit the management report for inspection by the Shareholders.

16.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

16.5	The annual accounts shall be signed by the Management Board members. If the signature of one (1) or more of them is missing, this shall be stated and reasons for this omission shall be given.

16.6	The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting.

16.7

The General Meeting shall adopt the annual accounts. Signing of the annual accounts by the Management Board members does not constitute as adoption by the General Meeting, not even when each Shareholder is also a Management Board member.

16.8	The General Meeting may grant full or limited discharge to the Management Board members for the management pursued.

16.9	The preceding provisions of this Article 16 shall not apply if Section 2:395a, Section 2:396 or Section 2:403 of the Dutch Civil Code applies to the Company and states otherwise.

17	Profits and distributions

17.1

The General Meeting has the authority to allocate the profits determined by adoption of the annual accounts. If the General Meeting does not adopt a resolution regarding the allocation of the profits prior to or at the latest immediately after the adoption of the annual accounts, the profits will be reserved.

17.2

The General Meeting has the authority to make distributions. If the Company is required by law to maintain reserves, this authority only applies to the extent that the equity exceeds these reserves. No resolution of the General Meeting to

CONFIDENTIAL TREATMENT REQUESTED

PURSUANT TO 17 C.F.R. Section 200.83

distribute shall have effect without the consent of the Management Board. The Management Board may withhold such consent only if it knows or reasonably should expect that after the distribution, the Company will be unable to continue the payment of its due debts.

17.3	In calculating the amount to be distributed on a share, only the nominal value of the shares shall be taken into consideration.

18	General Meeting

18.1	At least one (1) General Meeting, the annual General Meeting, shall be held or at least once a resolution shall be adopted in accordance with Article 24 during each financial year.

18.2

General Meetings shall be convened by and held as often as the Management Board deems such necessary. Notice of General Meetings may also be given by persons to whom voting rights to Shares accrue, representing in the aggregate at least half of the Company’s issued capital.

18.3

One (1) or more Persons with Meeting Right representing individually or jointly at least one per cent (1%) of the Company’s issued capital may request the Management Board in writing to convene a General Meeting, stating specifically the subjects to be discussed. If the Management Board has taken insufficient action such that the meeting cannot be held within four (4) weeks after receipt of the request, the applicants shall be authorized to convene a meeting themselves.

19	Notice and venue of meetings

19.1	Notice of the meeting shall be given no later than on the eighth day before the date of the meeting.

19.2	The notice of the meeting shall specify the subjects to be discussed.

19.3

A subject for discussion of which discussion has been requested in writing not later than thirty (30) days before the day of the meeting by one (1) or more Persons with Meeting Right who individually or jointly represent at least one per cent (1%) of the Company’s issued capital, shall be included in the notice or shall be notified in the same way as the other subjects for discussion, provided that no important interest (zwaarwichtig belang) of the Company dictates otherwise.

19.4

The notice of the meeting shall be sent by letters to the addresses of the Persons with Meeting Right, shown in the register referred to in Article 5. Persons with Meeting Right may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by them for this purpose to the Company.

19.5

General Meetings are held in the municipality in which, according to these articles of association, the Company has its official seat. General Meetings may also be held elsewhere, provided that all Persons with Meeting Right have consented to the place of the meeting and prior to the decision-making process, the Management Board members have been given the opportunity to render advice.

20	Admittance and Meeting Right

20.1	Each Person with Meeting Right shall be entitled to attend any General

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PURSUANT TO 17 C.F.R. Section 200.83

Meeting, to address that meeting and, if the voting rights accrue to him, to exercise his voting rights. Persons with Meeting Right may be represented in a General Meeting by a proxy authorized in writing.

20.2

At a meeting, each Person with Meeting Right or his representative must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

20.3	The Management Board members shall have the right to give advice in the General Meetings.

20.4	The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

21	Chairperson and secretary of the meeting

21.1

The chairperson of a General Meeting shall be appointed by more than half of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a Management Board member shall act as chairperson, or, if no Management Board member is present at the meeting, the eldest person present at the meeting shall act as chairperson.

21.2	The chairperson of the meeting shall appoint a secretary for the meeting.

22	Minutes and recording of Shareholders’ resolutions

22.1

The secretary of a General Meeting shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

22.2

The Management Board shall keep record of all resolutions adopted by the General Meeting. If the Management Board is not represented at a meeting, the chairperson of the meeting or the chairperson’s representative shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Persons with Meeting Right. Each of them shall be provided with a copy of or an extract from the records upon request.

23	Resolutions

23.1	Each Class A Common Share confers the right to cast one (1) vote at the General Meeting and each Class B Common Share confers the right to cast ten (10) votes at the General Meeting.

23.2	To the extent that the law or these articles of association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by more than half of the votes cast.

23.3	If there is a tie in voting, the proposal shall be deemed to have been rejected.

23.4

If the formalities for convening and holding of General Meetings, as prescribed by law or these articles of association, have not been complied with, valid resolutions by the General Meeting may only be adopted in a meeting if all Persons with Meeting Right have consented to the decision-making process taking place and prior to the decision-making process, Management Board members have been given the opportunity to render advice.

23.5	No voting rights may be exercised in the General Meeting for any Share held by the Company or a subsidiary, nor for any Share for which the Company or a

CONFIDENTIAL TREATMENT REQUESTED

PURSUANT TO 17 C.F.R. Section 200.83

subsidiary holds the depositary receipts. However, pledgees and usufructuaries of Shares owned by the Company or a subsidiary are not excluded from exercising the voting rights, if the right of pledge or the usufruct was created before the Share was owned by the Company or such subsidiary. The Company or a subsidiary may not exercise voting rights for a Share in which it holds a right of pledge or a usufruct.

24	Resolutions without holding meetings

24.1

Shareholders’ resolutions may also be adopted in a manner other than at a meeting, provided that all Persons with Meeting Right have given consent to such decision-making process in writing. The votes shall be cast in writing. Prior to the adoption of resolutions, Management Board members shall be given the opportunity to render advice.

24.2

For the purposes of Article 24.1 the requirement of votes to be cast in writing shall also be met in case the resolution is recorded in writing or electronically, indicating the manner in which each vote is cast and such resolution is signed by all Persons with Meeting Right.

24.3	As soon as the Management Board is acquainted with the resolution it shall keep record thereof and add such record to those referred to in Article 22.2.

25	Amendment articles of association

The General Meeting may resolve to amend these articles of association. When a proposal to amend these articles of association is to be made at a General Meeting, this must be stated in the notice of such meeting. Simultaneously, a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Persons with Meeting Right, until the end of the meeting.

26	Dissolution and liquidation

26.1

The Company may be dissolved pursuant to a resolution to that effect by the General Meeting. When a proposal to dissolve the Company is to be made at a General Meeting this must be stated in the notice of such meeting.

26.2

If the Company is dissolved pursuant to a resolution of the General Meeting, the Management Board members shall become liquidators of the dissolved Company’s property. The General Meeting may decide to appoint other persons as liquidators.

26.3	During liquidation, to the extent possible the provisions of these articles of association shall continue to apply.

26.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

Final statement

Finally, the person appearing has declared that:

(a)

immediately prior to this amendment to the articles of association taking effect, the issued capital of the Company equals forty-five thousand euro (EUR 45,000), divided into forty-five thousand (45,000) shares with a nominal value of one euro (EUR 1) each, numbered 1 up to and including 45,000;

(b)	at the time this amendment to the articles of association takes effect, each

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issued share in the capital of the Company, with a nominal value of one euro (EUR 1), shall be converted and split into ten (10) Class B Common Shares with a nominal value of ten eurocent (EUR 0.10) each;

(c)

therefore, at the time this amendment to the articles of association takes effect, the issued capital of the Company equals forty-five thousand euro (EUR 45,000), divided into four hundred and fifty thousand (450,000) Class B Common Shares with a nominal value of ten eurocent (EUR 0.10) each, numbered B-1 up to and including B-450,000.

End

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.